EXHIBIT 99.1

Reliance, Inc. Reports Fourth Quarter and Full Year 2025 Financial Results

– Strongest Q4 growth since 2021 with net sales of $3.5 billion up 11.9% and record tons sold up 5.8% year-over-year
– 2025 net sales of $14.3 billion up 3.3% year-over-year
– Record annual tons sold of 6.4 million up 6.2%
– Repurchased $594.1 million of common stock in 2025 reducing outstanding shares by 4%, including $200.1 million in Q4
– Increased quarterly dividend 4.2% to $1.25 per share (annual: $5.00)

PHOENIX, Feb. 18, 2026 (GLOBE NEWSWIRE) -- Reliance, Inc. (NYSE: RS) today reported its financial results for the fourth quarter and full year ended December 31, 2025.

(in millions, except tons sold which are in thousands, per ton and per share amounts)

			Sequential Quarter	Twelve Months Ended December 31,		Year- Over- Year		Year- Over- Year
	Q4 2025	Q3 2025	% Change	2025	2024	% Change	Q4 2024	% Change
Income Statement Data:
Net sales	$3,498.6	$3,651.2	(4.2%)	$14,294.3	$13,835.0	3.3%	$3,126.6	11.9%
Gross profit[1]	$954.7	$1,031.6	(7.5%)	$4,107.5	$4,106.6	0.0%	$886.1	7.7%
Gross profit margin[1]	27.3%	28.3%	(1.0%)	28.7%	29.7%	(1.0%)	28.3%	(1.0%)
Non-GAAP gross profit margin1,[2]	27.4%	28.3%	(0.9%)	28.8%	29.7%	(0.9%)	28.6%	(1.2%)
Non-GAAP gross profit margin-FIFO1,[2]	28.5%	29.0%	(0.5%)	29.6%	28.7%	0.9%	28.8%	(0.3%)
LIFO expense (income)	$38.7	$25.0		$113.7	$(144.4)		$5.6
LIFO expense (income) as a % of net sales	1.1%	0.6%	0.5%	0.8%	(1.0%)	1.8%	0.2%	0.9%
LIFO expense (income) per diluted share, net of tax	$0.56	$0.35		$1.62	$(1.93)		$0.08
Non-GAAP pretax expense adjustments²	$12.1	$3.7		$19.2	$27.1		$21.3
Pretax income	$154.8	$247.7	(37.5%)	$969.2	$1,139.9	(15.0%)	$133.5	16.0%
Non-GAAP pretax income[2]	$166.9	$251.4	(33.6%)	$988.4	$1,167.0	(15.3%)	$154.8	7.8%
Non-GAAP pretax income-FIFO[2]	$205.6	$276.4	(25.6%)	$1,102.1	$1,022.6	7.8%	$160.4	28.2%
Pretax income margin	4.4%	6.8%	(2.4%)	6.8%	8.2%	(1.4%)	4.3%	0.1%
Non-GAAP pretax income margin-FIFO	5.9%	7.6%	(1.7%)	7.7%	7.4%	0.3%	5.1%	0.8%
Net income attributable to Reliance	$116.5	$189.5	(38.5%)	$739.4	$875.2	(15.5%)	$105.3	10.6%
Diluted EPS	$2.22	$3.59	(38.2%)	$13.98	$15.56	(10.2%)	$1.93	15.0%
Non-GAAP diluted EPS[2]	$2.40	$3.64	(34.1%)	$14.26	$15.92	(10.4%)	$2.22	8.1%
Non-GAAP diluted EPS-FIFO[2]	$2.96	$3.99	(25.8%)	$15.88	$13.99	13.5%	$2.30	28.7%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$276.1	$261.8	5.5%	$831.4	$1,429.8	(41.9%)	$473.3	(41.7%)
Free cash flow[2]	$202.9	$180.6	12.3%	$502.5	$999.2	(49.7%)	$362.4	(44.0%)
Net debt-to-total capital[2]	14.4%	13.3%		14.4%	10.2%		10.2%
Net debt-to-EBITDA[2]	0.9x	0.9x		0.9x	0.6x		0.6x
Total debt-to-EBITDA[2]	1.1x	1.1x		1.1x	0.8x		0.8x

Capital Allocation Data:
Acquisitions, net	$—	$—		$2.8	$364.6		$(2.1)
Capital expenditures	$73.2	$81.2		$328.9	$430.6		$110.9
Dividends	$63.5	$62.9		$254.7	$249.7		$61.2
Share repurchases	$200.1	$60.9		$594.1	$1,093.7		$142.4

Key Business Metrics:
Tons sold	1,528.7	1,615.5	(5.4%)	6,388.1	6,013.2	6.2%	1,444.3	5.8%
Tons sold (same-store)	1,471.5	1,554.2	(5.3%)	6,151.5	5,842.0	5.3%	1,390.9	5.8%
Average selling price per ton sold	$2,292	$2,271	0.9%	$2,244	2,303	(2.6%)	$2,170	5.6%
Average selling price per ton sold (same-store)	$2,317	$2,296	0.9%	$2,267	2,321	(2.3%)	$2,194	5.6%
Percentage of sales orders w/ value-added processing				49%	50%

Please refer to the footnotes at the end of this press release for additional information.

Fourth Quarter 2025 Financial Highlights
Tons sold increased 5.8% compared to the prior year, driving a strong 11.9% increase in net sales. Consistent with seasonal patterns and management’s guidance, tons sold declined 5.4% compared to the third quarter of 2025 and average selling price per ton sold increased 0.9%, attributable in part to higher aluminum pricing, exceeding management’s expectation of relatively flat sequential pricing.

The Company recorded $113.7 million of LIFO expense for the full year of 2025 which resulted in $38.7 million of LIFO expense for the fourth quarter of 2025, exceeding management’s $25 million LIFO expense expectation due mainly to higher than anticipated aluminum cost increases.

Stronger shipments and pricing drove a $45.2 million, or 28.2%, increase in fourth quarter non-GAAP FIFO pretax income to $205.6 million.

Earnings per diluted share improved 15% year-over-year. Non-GAAP earnings per diluted share of $2.40 included a net unfavorable year-end LIFO and income tax true-up impact of $0.25 per share, compared to management’s non-GAAP earnings per diluted share guidance of $2.65 to $2.85. Normalizing for these LIFO and tax impacts, non-GAAP EPS would have been within management’s guidance at $2.65.

Full Year 2025 Financial Highlights
Net sales increased 3.3% compared to 2024 with tons sold up 6.2% to an annual record. The 2025 increase in the Company’s tons sold significantly outperformed the industry-wide decline of 1.0% reported by the Metals Service Center Institute (“MSCI”) by more than seven percentage points.

Gross profit was $4.11 billion, consistent with the prior year. Non-GAAP FIFO gross profit margin, which excludes LIFO adjustments, expanded 0.9% over 2024 to 29.6% in 2025. Non-GAAP LIFO gross profit margin decreased 0.9% to 28.8% in 2025 from 29.7% in 2024, driven by a significant year-over-year swing in LIFO adjustments — from $144 million of LIFO income in 2024 to $114 million of LIFO expense in 2025.

Overall, 2025 earnings per diluted share declined 10.2% from 2024; however, excluding the impact of significant LIFO adjustments from both periods, 2025 non-GAAP earnings per diluted share were $15.88, a 13.5% increase from $13.99 in 2024.

Management Commentary
“In 2025, we demonstrated strong operational execution and continued market share gains, underscoring the strength of our business model amid a complex macroeconomic backdrop and competitive operating environment,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Our commitment to smart, profitable growth drove full year shipments to a record 6.4 million tons sold, representing a significant increase in our domestic market share to about 17% from 15% in 2024. By maintaining our focus on exceptional customer service, capturing new market opportunities through our ongoing strategic investments, and leveraging operating expenses over higher volumes, we delivered solid profitable growth and strengthened our long-term market position. We grew our 2025 shipments in products and markets with solid demand and increased gross profit margins, offset by transitory margin headwinds in certain other products and end markets.”

Mrs. Lewis continued, “Our 2025 results highlight how Reliance’s diversified business model and unrivaled scale help offset market-specific weaknesses and support stable performance through economic cycles. Entering 2026, we are operating in a healthy demand and strong pricing environment, with increasing customer optimism. Reliance has the unique scale, capabilities, talent, and capital to continue growing both our core business of small orders with quick turnaround and our participation in large scale projects, including increasing activity in the infrastructure, data center, energy, and defense sectors. We are excited by the opportunity to continue our profitable growth journey in 2026.”

End Market Commentary
Reliance delivers a diverse range of metal products and value-added processing services to a wide variety of end markets, generally in small quantities on an as-needed basis.

Non-residential construction demand (including infrastructure), representing Reliance’s largest end market by tons, improved from both the fourth quarter and full year of 2024. The Company expects demand to remain healthy in the first quarter of 2026, supported by continued new construction projects across diverse sectors including data centers, energy infrastructure, and public infrastructure.

Demand across the broader manufacturing end market Reliance serves improved compared to both the fourth quarter and full year of 2024, primarily due to growth in the military, industrial machinery, consumer products, construction machinery, rail, and shipbuilding sectors. Reliance anticipates that demand for its products across the broader manufacturing sector will remain healthy in the first quarter of 2026.

Demand in aerospace improved compared to the fourth quarter of 2024 and was flat compared to the full year of 2024. Reliance anticipates commercial aerospace demand to remain consistent in the first quarter of 2026 with build-rate increases supporting improvement throughout the year. Demand in the defense and space related portions of Reliance’s aerospace business is expected to remain at strong levels in the first quarter of 2026.

Demand for the toll processing services Reliance provides to the automotive market improved compared to the full year of 2024 and was relatively flat in the fourth quarter compared to the 2024 fourth quarter. The Company expects demand for automotive toll processing to remain relatively steady at healthy levels in the first quarter of 2026, subject to continuing fluidity surrounding North American trade policy. Reliance’s toll processing operations remain flexible and able to quickly adapt to changes in the automotive market.

Demand for certain products Reliance sells into the semiconductor market remained under pressure compared to both the fourth quarter and full year of 2024. The Company anticipates excess inventory in the supply chain for its products will continue to impact semiconductor demand in the first quarter of 2026.

Financial Position and Cash Flow
As of December 31, 2025, Reliance’s cash and cash equivalents totaled $216.6 million with total debt outstanding of $1.43 billion, including $277.0 million of outstanding borrowings under the Company’s $1.5 billion revolving credit facility.

Reliance generated cash flow from operations of $276.1 million in the fourth quarter and $831.4 million for the full year of 2025. Reliance consistently generates strong cash flow from operations across market cycles, enabling disciplined and opportunistic capital deployment.

For the full year of 2025, $1.18 billion of capital was deployed towards stockholder returns and organic growth activities. The Company’s stockholder returns included $594.1 million of share repurchases and $254.7 million of dividends. Organic growth activities included $328.9 million of capital expenditures.

Stockholder Return Activity
On February 13, 2026, the Board of Directors declared a quarterly cash dividend of $1.25 per share of common stock, an increase of 4.2% payable on March 20, 2026 to stockholders of record as of March 6, 2026. Reliance has paid regular quarterly cash dividends for 66 consecutive years without reduction or suspension and has increased the dividend 33 times since its 1994 IPO to a current annual rate of $5.00 per common share.

Reliance repurchased approximately 716 thousand shares of its common stock in the fourth quarter of 2025 at an average price of $279.30 per share, for a total of $200.1 million. During 2025, Reliance repurchased approximately 2.2 million shares of its common stock at an average price of $276.05 per share, for a total of $594.1 million. As of December 31, 2025, $763.5 million remained available under the Company’s share repurchase program that was replenished to $1.5 billion on October 22, 2024. Over the last five years, Reliance has repurchased approximately 13.5 million shares of its common stock at an average price of $230.73 per share for a total of $3.12 billion.

Business Outlook
Reliance anticipates continued healthy demand in the first quarter of 2026 across several of the key end markets it serves, subject to ongoing domestic and international trade policy uncertainty. The Company estimates tons sold in the first quarter of 2026 will be up 5% to 7% compared to the fourth quarter of 2025, in line with normal seasonal patterns and coming off of a record fourth quarter tons sold. Reliance expects its average selling price per ton sold for the first quarter of 2026 will be up 3% to 5% compared to the fourth quarter of 2025 on announced mill price increases from healthy demand. In addition, the Company anticipates a modest improvement in FIFO gross profit margin in the first quarter of 2026 compared to the fourth quarter of 2025. Based on these expectations, the Company anticipates non-GAAP earnings per diluted share in the range of $4.50 to $4.70 for the first quarter of 2026, reflecting year-over-year growth of 19% to 25% and inclusive of LIFO expense of $25 million or $0.36 per diluted share.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s fourth quarter and full year 2025 financial results and business outlook will be held on Thursday, February 19, 2026 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13757939. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.reliance.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on March 5, 2026, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13757939. The webcast will remain posted on the Investors section of Reliance’s website at reliance.com for 90 days.

About Reliance, Inc.
Founded in 1939, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 310 locations in 41 states and 10 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2025, Reliance’s average order size was $3,120, approximately 49% of orders included value-added processing, and approximately 40% of orders were delivered within 24 hours. Reliance’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s: industry and end markets; business strategies; acquisitions; expectations concerning the Company’s future growth and profitability; ability to generate industry leading returns for its stockholders; future demand and metals pricing; results of operations; margins; profitability; taxes; liquidity; cash flows; capital expenditures; expectations for macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown; anticipated effects from regulatory changes, including taxation, tariffs and other trade barriers; litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to: changes in domestic and worldwide political and economic conditions; changes in U.S. and foreign trade policies and programs, including tariffs and trade policies and programs specifically affecting metals product markets and pricing; slowing economic growth, inflation, rising unemployment or other macroeconomic factors that could materially impact Reliance, its customers and suppliers; metals pricing; demand for Reliance’s products and services; the possibility that the expected benefits of acquisitions and capital expenditures may not materialize as expected; and the impacts of labor constraints and supply chain disruptions. Deteriorations in economic conditions, including as a result of tariffs or trade barriers, economic policies, inflation, economic recession, slowing growth, outbreaks of infectious disease, or geopolitical conflicts such as in Ukraine and the Middle East, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing or the terms of any financing. The Company cannot at this time predict all of the impacts of domestic and foreign tariffs and trade policies, inflation, product price fluctuations, economic recession, outbreaks of infectious disease, or geopolitical conflicts and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date hereof, and Reliance disclaims any and all obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@reliance.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Fourth Quarter 2025 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)						Average Selling Price per Ton Sold (% change)
	Q4 2025	Q3 2025	Sequential Quarter Change		Q4 2024	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,252.9	1,326.1	(5.5%	)	1,185.0	5.7%	0.1%	8.2%
Aluminum	77.1	80.4	(4.1%	)	75.8	1.7%	4.8%	14.9%
Stainless steel	69.8	75.9	(8.0%	)	67.7	3.1%	3.8%	(4.2%	)
Alloy	27.9	29.7	(6.1%	)	27.8	0.4%	3.5%	8.1%
Copper & brass	4.9	5.6	(12.5%	)	4.5	8.9%	2.6%	20.2%

	Sales ($'s in millions; % change)
	Q4 2025	Q3 2025	Sequential Quarter Change		Q4 2024	Year-Over-Year Change
Carbon steel	$1,922.3	$2,032.5	(5.4%	)	$1,680.8	14.4%
Aluminum	$624.5	$621.5	0.5%		$534.2	16.9%
Stainless steel	$467.1	$489.9	(4.7%	)	$473.2	(1.3% )
Alloy	$155.5	$159.6	(2.6%	)	$143.1	8.7%
Copper & brass	$93.5	$102.6	(8.9%	)	$70.5	32.6%

Full Year 2025 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)				Average Selling Price per Ton Sold (% change)
	2025	2024	Year-Over-Year Change		Year-Over-Year Change
Carbon steel	5,249.8	4,921.0	6.7%		(2.2% )
Aluminum	325.4	319.1	2.0%		5.6%
Stainless steel	297.2	290.0	2.5%		(8.0% )
Alloy	120.2	123.5	(2.7%	)	3.3%
Copper & brass	21.0	20.3	3.4%		17.0%

	Sales ($'s in millions; % change)
	2025	2024	Year-Over-Year Change
Carbon steel	$7,903.2	$7,575.6	4.3%
Aluminum	$2,471.5	$2,294.4	7.7%
Stainless steel	$1,949.4	$2,068.8	(5.8%	)
Alloy	$641.0	$637.7	0.5%
Copper & brass	$376.7	$311.2	21.0%

	Sales by Product ($'s as a % of total sales)
					Twelve Months Ended
					December 31,
	Q4 2025	Q3 2025	Q4 2024		2025	2024
Carbon steel structurals	13%	12%	12%		12%	11%
Carbon steel plate	11%	12%	11%		12%	12%
Carbon steel tubing	9%	9%	9%		9%	10%
Hot-rolled steel sheet & coil	8%	9%	8%		8%	8%
Carbon steel bar	5%	5%	5%		5%	5%
Galvanized steel sheet & coil	5%	5%	5%		5%	5%
Cold-rolled steel sheet & coil	2%	2%	2%		2%	2%
Carbon steel	53%	54%	52%		53%	53%

Aluminum bar & tube	5%	5%	5%		5%	5%
Heat-treated aluminum plate	5%	5%	5%		5%	5%
Common alloy aluminum sheet & coil	5%	5%	4%		5%	4%
Common alloy aluminum plate	1%	1%	1%		1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%		1%	1%
Aluminum	17%	17%	16%		17%	16%

Stainless steel bar & tube	6%	6%	8%		6%	7%
Stainless steel sheet & coil	5%	5%	5%		5%	5%
Stainless steel plate	2%	2%	2%		2%	2%
Stainless steel	13%	13%	15%		13%	14%

Alloy bar & rod	4%	4%	3%		4%	4%
Alloy tube	—	—	1%		—	1%
Alloy	4%	4%	4%		4%	5%

Miscellaneous*	6%	5%	6%		6%	6%
Toll processing & logistics	4%	4%	5%		4%	4%
Copper & brass	3%	3%	2%		3%	2%
Other	13%	12%	13%		13%	12%

Total	100%	100%	100%		100%	100%

* Includes titanium, fabricated parts, PVC pipe and scrap.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024*
Net sales	$3,498.6	$3,126.6	$14,294.3	$13,835.0

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,543.9	2,240.5	10,186.8	9,728.4
Warehouse, delivery, selling, general and administrative (“SG&A”)	709.2	662.0	2,806.7	2,666.2
Depreciation and amortization	69.3	70.6	278.2	268.7
Impairment	9.9	11.7	9.9	11.7
	3,332.3	2,984.8	13,281.6	12,675.0

Operating income	166.3	141.8	1,012.7	1,160.0

Other (income) expense:
Interest expense	15.5	10.0	55.7	40.3
Other income, net	(4.0)	(1.7)	(12.2)	(20.2)
Income before income taxes	154.8	133.5	969.2	1,139.9
Income tax provision	37.9	27.5	227.6	261.9
Net income	116.9	106.0	741.6	878.0
Less: net income attributable to noncontrolling interests	0.4	0.7	2.2	2.8
Net income attributable to Reliance	$116.5	$105.3	$739.4	$875.2

Earnings per share attributable to Reliance stockholders:
Basic	$2.24	$1.95	$14.07	$15.70
Diluted	$2.22	$1.93	$13.98	$15.56

Shares used in computing earnings per share:
Basic	52,066	54,104	52,555	55,746
Diluted	52,375	54,555	52,875	56,246

Cash dividends declared per common share	$1.20	$1.10	$4.80	$4.40

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	December 31,	December 31,
	2025	2024*
ASSETS
Current assets:
Cash and cash equivalents	$216.6	$318.1
Accounts receivable, less allowance for credit losses of $22.1 and $23.2	1,539.9	1,342.0
Inventories	2,187.8	2,026.8
Prepaid expenses and other current assets	165.6	148.2
Income taxes receivable	31.2	60.4
Total current assets	4,141.1	3,895.5
Property, plant and equipment, net	2,633.3	2,544.9
Operating lease right-of-use assets	315.2	275.2
Goodwill	2,169.9	2,161.8
Intangible assets, net	960.1	1,007.2
Cash surrender value of life insurance policies, net	48.0	46.0
Other long-term assets	105.7	91.2
Total assets	$10,373.3	$10,021.8

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$375.2	$361.9
Accrued expenses	150.0	144.4
Accrued compensation and retirement benefits	198.1	195.2
Accrued insurance costs	56.4	50.4
Current maturities of long-term debt	0.7	399.7
Current maturities of operating lease liabilities	67.7	61.4
Total current liabilities	848.1	1,213.0
Long-term debt	1,420.2	742.8
Operating lease liabilities	250.9	214.2
Long-term retirement benefits	24.9	26.9
Other long-term liabilities	74.1	56.8
Deferred income taxes	575.6	537.5
Total liabilities	3,193.8	2,791.2
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—51,735 and 53,715	0.1	0.1
Retained earnings	7,257.6	7,334.7
Accumulated other comprehensive loss	(87.6)	(115.2)
Total Reliance stockholders’ equity	7,170.1	7,219.6
Noncontrolling interests	9.4	11.0
Total equity	7,179.5	7,230.6
Total liabilities and equity	$10,373.3	$10,021.8

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2025	2024*
Operating activities:
Net income	$741.6	$878.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	278.2	268.7
Impairment	9.9	11.7
Provision for credit losses	3.0	2.2
Deferred income tax provision	37.1	36.4
Stock-based compensation expense	55.6	56.8
Other	(12.7)	10.1
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(195.4)	167.4
Inventories	(154.8)	116.8
Prepaid expenses and other assets	75.8	27.2
Accounts payable and other liabilities	(6.9)	(145.5)
Net cash provided by operating activities	831.4	1,429.8

Investing activities:
Acquisitions, net of cash acquired	(2.8)	(364.6)
Purchases of property, plant and equipment	(328.9)	(430.6)
Proceeds from sales of property, plant and equipment	17.2	4.7
Other	(7.3)	(13.2)
Net cash used in investing activities	(321.8)	(803.7)

Financing activities:
Proceeds from long-term debt borrowings	2,701.0	663.0
Principal payments on long-term debt	(2,424.3)	(663.3)
Cash dividends and dividend equivalents	(254.7)	(249.7)
Share repurchases	(594.1)	(1,093.7)
Taxes paid related to net share settlement of restricted stock units	(17.9)	(42.8)
Excise tax on repurchase of common shares	(10.0)	—
Other	(20.2)	10.1
Net cash used in financing activities	(620.2)	(1,376.4)
Effect of exchange rate changes on cash and cash equivalents	9.1	(11.8)
Decrease in cash and cash equivalents	(101.5)	(762.1)
Cash and cash equivalents, beginning balance	318.1	1,080.2
Cash and cash equivalents, ending balance	$216.6	$318.1

Supplemental cash flow information:
Interest paid	$54.7	$37.8
Income taxes paid, net	$163.7	$244.9

* Derived from audited financial statements.

RELIANCE, INC.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2025	2025	2024	2025	2025	2024
Net income attributable to Reliance	$116.5	$189.5	$105.3	$2.22	$3.59	$1.93
Impairment and restructuring charges	14.7	1.2	22.3	0.28	0.02	0.41
Non-recurring settlement (credits) charges, net	(1.9)	2.2	(1.0)	(0.04)	0.04	(0.02)
Debt restructuring charge	—	0.3	—	—	0.01	—
Gains related to sales of non-core assets	(0.7)	—	—	(0.01)	—	—
Income tax benefit related to above items	(3.1)	(0.9)	(5.4)	(0.05)	(0.02)	(0.10)
Non-GAAP net income attributable to Reliance	125.5	192.3	121.2	2.40	3.64	2.22
LIFO expense, net of tax	29.0	18.8	4.2	0.56	0.35	0.08
Non-GAAP net income attributable to Reliance - FIFO	$154.5	$211.1	$125.4	$2.96	$3.99	$2.30

		Net Income		Diluted EPS
		Twelve Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2025	2024	2025	2024
Net income attributable to Reliance		$739.4	$875.2	$13.98	$15.56
Impairment and restructuring charges		28.4	25.1	0.54	0.44
Non-recurring income of acquisitions		—	(3.6)	—	(0.06)
Non-recurring settlement charges, net		0.3	4.1	0.01	0.07
Debt restructuring charges		0.3	1.5	0.01	0.03
Gains related to sales of non-core assets		(9.8)	—	(0.19)	—
Income tax benefit related to above items		(4.8)	(6.8)	(0.09)	(0.12)
Non-GAAP net income attributable to Reliance		753.8	895.5	14.26	15.92
LIFO expense (income), net of tax		85.3	(108.3)	1.62	(1.93)
Non-GAAP net income attributable to Reliance - FIFO		$839.1	$787.2	$15.88	$13.99

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Pretax income	$154.8	$247.7	$133.5	$969.2	$1,139.9
Impairment and restructuring charges	14.7	1.2	22.3	28.4	25.1
Non-recurring income of acquisitions	—	—	—	—	(3.6)
Non-recurring settlement (credits) charges, net	(1.9)	2.2	(1.0)	0.3	4.1
Debt restructuring charges	—	0.3	—	0.3	1.5
Gains related to sales of non-core assets	(0.7)	—	—	(9.8)	—
Non-GAAP pretax expense adjustments	12.1	3.7	21.3	19.2	27.1
Non-GAAP pretax income	166.9	251.4	154.8	988.4	1,167.0
LIFO expense (income)	38.7	25.0	5.6	113.7	(144.4)
Non-GAAP pretax income - FIFO	$205.6	$276.4	$160.4	$1,102.1	$1,022.6

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Gross profit - LIFO	$954.7	$1,031.6	$886.1	$4,107.5	$4,106.6
Amortization of inventory step-down	—	—	—	—	(3.6)
Restructuring charges	3.0	0.8	8.5	11.9	10.2
Non-GAAP gross profit	957.7	1,032.4	894.6	4,119.4	4,113.2
LIFO expense (income)	38.7	25.0	5.6	113.7	(144.4)
Non-GAAP gross profit - FIFO	$996.4	$1,057.4	$900.2	$4,233.1	$3,968.8

Gross profit margin - LIFO	27.3%	28.3%	28.3%	28.7%	29.7%
Amortization of inventory step-down as a % of sales	—	—	—	—	—
Restructuring charges as a % of sales	0.1%	—	0.3%	0.1%	—
Non-GAAP gross profit margin	27.4%	28.3%	28.6%	28.8%	29.7%
LIFO expense (income) as a % of sales	1.1%	0.6%	0.2%	0.8%	(1.0% )
Non-GAAP gross profit margin - FIFO	28.5%	29.0%	28.8%	29.6%	28.7%

Certain percentages may not calculate due to rounding.

	December 31,	September 30,	December 31,
	2025	2025	2024
Total debt	$1,427.7	$1,389.1	$1,151.1
Less: unamortized debt discount and debt issuance costs	(6.8)	(7.3)	(8.6)
Carrying amount of debt	1,420.9	1,381.8	1,142.5
Less: cash and cash equivalents	(216.6)	(261.2)	(318.1)
Net debt	1,204.3	1,120.6	824.4
Total Reliance stockholders’ equity	7,170.1	7,305.3	7,219.6
Total capital	$8,374.4	$8,425.9	$8,044.0

Net debt-to-total capital	14.4%	13.3%	10.2%

	Twelve Months Ended
	December 31,	September 30,	December 31,
	2025	2025	2024
Net income	$741.6	$730.7	$878.0
Depreciation and amortization	278.2	279.5	268.7
Impairment	9.9	11.7	11.7
Interest expense	55.7	50.2	40.3
Income taxes	227.6	217.2	261.9
EBITDA	$1,313.0	$1,289.3	$1,460.6

Net debt-to-EBITDA	0.9x	0.9x	0.6x
Total debt-to-EBITDA	1.1x	1.1x	0.8x

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
Cash provided by operations	$276.1	$261.8	$473.3	$831.4	$1,429.8
Less: capital expenditures	(73.2)	(81.2)	(110.9)	(328.9)	(430.6)
Free cash flow	$202.9	$180.6	$362.4	$502.5	$999.2

Reliance, Inc.’s presentation of non-GAAP and non-GAAP-FIFO pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include impairment and restructuring charges related to the closure or reorganization of some of its locations, non-recurring settlement charges and credits, non-recurring expenses related to a term loan agreement and credit agreement amendment, gains related to sales of non-core PP&E, and non-recurring income of acquisitions, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance, Inc.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance, Inc. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy. Reliance, Inc. presents free cash flow as a measure of cash generated by its operations that will be used to repay scheduled debt maturities and can be used to invest in growth activities or returned to stockholders.

Footnotes
[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation.